Exhibit 99.1

EXCLUSIVE RESELLER AGREEMENT (SAAS)

This EXCLUSIVE RESELLER AGREEMENT (this “Agreement”) is entered into as of August 19, 2023 (the “Effective Date”) by Brand Engagement Network Inc., a Wyoming corporation, having a place of business at 145 East Snow King Ave, Jackson, WY 83001 (“BEN”) and AFG Companies, Inc., a Texas corporation, having a place of business at 1900 Champagne Blvd., Grapevine, TX 76051 (collectively with its designated subsidiaries, “Reseller”) and describes the terms and conditions pursuant to which BEN will make the Services (as defined below) available for re-sale by Reseller.

1 DEFINITIONS

For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as follows:

1.1 “Affiliate” of a party means any corporation or other entity that such party directly or indirectly controls, is controlled by, or is under common control with. “Control,” for purposes of this definition, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Customer(s)” means individuals or entities to which Reseller has re-sold Services.

1.3 “Customer Data” means all electronic data or information submitted by Customers in connection with such Customers’ use of the Services, including data provided by Customers’ Users.

1.4 “Deliverable” means any software, equipment consultations, documentation and/or other materials prepared by BEN for Reseller as described in an SOW.

1.5 “Fees” means the fees payable by Reseller to BEN in connection with the re-sale of the Services to Customers and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

1.6 “Field” means entities that primarily manufacture, distribute, market, sell and/or repair new and used motor vehicles, recreational vehicles, and power sports vehicles, and third party administrators that solely provide finance and insurance (F&I) products, parts and service products, sales and marketing services, technology services, service contracts and/or warranties, in each instance for motor vehicles, recreational vehicles, and power sports vehicles. For the avoidance of doubt, motor vehicle manufacturers’ financing arms (such as Ford Credit, Nissan Motor Acceptance Corp.) and banks that do indirect lending to dealers for consumers on premise at the dealer or on the dealer’s website are part of the Field. For the further avoidance of doubt, other financial institutions (such as https://www.bankofamerica.com/auto-loans/), and motor vehicle insurance entities, are not part of the Field.

1.7 “Initial Term” has the meaning ascribed to that term in Section 8.1.

1.8 “Level 1 Support” means the service provided in response to a Customer’s initial contact requesting assistance with the Services.

1.9 “Level 2/3 Support” means the service required to resolve a Customer’s issues with the Services after Level 1 Support has been exhausted.

1.10 “Malicious Code” means viruses, worms, time bombs, Trojan horses and other harmful or malicious code, files, scripts, agents or programs.

1.11 “Non-BEN Applications” means online applications and offline software products provided by entities or individuals other than BEN and are clearly identified as such, and that interoperate with the Services.

1.12 “Order Form” means the documents for placing orders pursuant to this Agreement that are entered into between BEN and Reseller (or Affiliates of BEN and Reseller) from time to time, including addenda and supplements thereto. By entering into an Order Form pursuant to this Agreement, an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party to this Agreement. Order Forms shall be deemed incorporated into this Agreement by reference.

1.13 “Professional Services” means the services to be provided by BEN to Reseller as described in an SOW, which may include, without limitation, engineering, maintenance, installation, design consulting, business planning, support, network planning and analysis.

1.14 “Renewal Term” has the meaning ascribed to that term in Section 8.1.

1.15 “Reseller Agent” means a person or entity that Reseller appoints to market, promote or re-sell Services on behalf of Reseller.

1.16 “Reseller Data” means all electronic data or information submitted by Reseller to BEN in connection with the Services.

1.17 “Service(s)” means the products and services that are ordered by Reseller pursuant to an Order Form and made available by BEN online as designated by BEN, including associated offline components. “Services” exclude Non-BEN Applications.

1.18 “Statement of Work” or “SOW” means a statement of work for Professional Services and/or Deliverables that is executed by the parties.

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1.19 “Term” has the meaning ascribed to that term in Section 8.1.

1.20 “Territory” means world-wide.

1.21 “Users” means individuals who are authorized by Customers to use the Services. Users may include but are not limited to Customer’s employees, consultants, contractors and agents, and third parties with which Customers transact business.

2 SERVICES

2.1 Provision of Services. Conditioned on the provisions in this Section 2 and the other terms and conditions of this Agreement and payment of the applicable Fees, BEN hereby appoints Reseller, and Reseller hereby accepts, for the Term (unless terminated as provided in this Agreement), an exclusive (subject to Section 8.1 hereof), non-transferable (except as provided in this Agreement), appointment for the Territory to act as a BEN approved reseller of the Services solely for the Field. Reseller shall market, promote and re-sell the Services to Customers and potential Customers in the Field, at its own expense and using its own efforts with its own sales force (including Reseller Agents). Reseller shall pay BEN the Fees set forth in this Agreement. BEN shall make the Services available to Reseller for re-sale to Customers in the Field pursuant to this Agreement.

2.2 Order Forms. Reseller and BEN shall enter into Order Forms with respect to each Customer in order to document the Services that are to be provided for such Customer and to allow BEN to plan its delivery of Services.

2.3 Non-Exclusive Customer Licenses. Reseller may only resell non-exclusive rights to the Services and shall not grant any party any exclusive rights with respect to the Services.

2.4 BEN Responsibilities for the Services. BEN shall provide Reseller with the Services within the Territory for the purpose of the resale to Customers in the Field. The Services shall be made available by BEN subject to any unavailability caused by circumstances beyond BEN’s reasonable control, including any force majeure events as contemplated in Section 10.11 and any computer, communications, Internet service or hosting facility failures or delays involving hardware, software, power or other systems not within BEN’s possession or reasonable control, and denial of service attacks. The Services may be temporarily limited, interrupted or curtailed due to maintenance, repair, modifications, upgrades or relocation. BEN shall notify Reseller of scheduled and unscheduled network outages that are expected to last more than four (4) hours and that may affect the Services. BEN shall be entitled to change the Services during the Term provided that BEN will not materially reduce the capabilities provided by the Services.

2.5 Reseller Responsibilities. Reseller shall maintain marketing and customer service standards that are appropriate in order to maintain high-quality Services and to reflect favorably on Reseller’s and BEN’s reputation. Reseller shall provide Customers with prompt, courteous, and efficient service, shall take every reasonable precaution not to disclose any Customer information, other than as permitted by any applicable privacy or personal health information legislation, and shall deal with Customers honestly and fairly. Reseller shall be responsible for all activities of its Customers and Reseller shall (i) use commercially reasonable efforts to prevent unauthorized access to or use of the Services and shall notify BEN promptly of any such unauthorized access or use; and (ii) comply with all applicable local, state, provincial, federal and foreign laws in respect to the promotion and re-sale of the Services.

2.6 Mutual Obligations. Neither party shall by way of statement, act or omission, discredit or reflect adversely upon the reputation of or the quality of the other party or the products or services provided by the other party.

2.7 Customer Contracts. The Services shall be provided to Customers on terms and conditions that are mutually agreed to between BEN and Reseller, in accordance with any applicable regulations. Reseller acknowledges that the Customer agreements will require commercially reasonable flow-down obligations that will apply to Users’ use of the Services, including the right for BEN to use data submitted and generated through the use of the Services. Reseller shall not make any representations or warranties on behalf of BEN, or in any way bind or attempt to bind BEN contractually or otherwise with any Customer(s) beyond BEN’s delivery of the Services.

2.8 Restrictions. Reseller shall not (and shall not authorize any third party to): (a) modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Services except to the extent that enforcement of the foregoing restriction is prohibited by applicable law; (b) circumvent any user limits or other timing, use or functionality restrictions built into the Services; (c) remove any proprietary notices, labels, or marks from the Services (except to the extent Reseller is so permitted to for the purposes of re-branding the Services); or (d) access the Services in order to (i) build a competitive product or service, or (ii) copy any ideas, features, functions or graphics of the Services for use outside of the Services.

2.9 Training and Real Time Data. The parties acknowledge that the Services require ingestion of industry jargon/master data, initial training, as well as training updates from time to time, using data relevant to the Field as well access to real time data provided via application programming interface or similar method. In addition, conversation and dialogue management shall be developed to address the specific use cases and solutions pursued by both parties. This entails crafting conversational patterns and responses that align with industry norms and ensuring that the AI is capable of addressing specific challenges and questions within the Field context. Accordingly, throughout the Term of this Agreement, Reseller shall

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collaborate closely with BEN, providing BEN with access to essential information, real time data provided via application programming interface or similar method, guidance, and expertise needed to train and improve the Services (the “Training and Real Time Data”) in the Field. It is expected that the Reseller’s contributions will encompass, but not be limited to:

•	Preprocessing of future data deliveries, including data cleaning, normalizing, and the annotation of datasets where necessary. This is to ensure that the data provided is in a usable format for immediate integration into the Services’ machine learning models, optimizing the efficiency and effectiveness of the AI training process;

•	Regular provision of up-to-date and relevant data sets, including sales data, Customer Data, manufacturing data, customer behavior data (if applicable), conversational data and other forms of data relevant to the Field;

•	Regular feedback and input to enhance the performance and accuracy of the Services, including the review of outputs, validation of model assumptions, and participation in testing and fine-tuning processes;

•	Assistance in the development of conversational scenarios and patterns specific to the Field, including customer service inquiries, technical support questions, dealer interactions, and other typical automotive-related dialogues; and

•	Provision of expert knowledge and insight on the auto industry, to guide the development and refinement of the AI model, ensuring it is tailored to the realities of the Field, its jargon, its nuances, and its evolving trends.

2.10 Ownership and Proprietary Rights. BEN and its suppliers and/or licensors own and shall retain all right, title and interest (including without limitation all patent rights, copyrights, trademark rights, trade secret rights and other intellectual property rights), in and to the Services. Reseller agrees that only BEN shall have the right to maintain, enhance or otherwise modify the Services. Except as expressly set forth in this Section 2, BEN reserves all rights and grants Reseller no licenses of any kind, whether by implication, estoppel, or otherwise.

2.11 Improvements. BEN shall own all right, title and interest in and to any enhancements and improvements to the Services made by Reseller or its Affiliates, jointly or independently, or resulting from use of the Training and Real Time Data, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, “Improvements”). Reseller hereby assigns, and upon creation shall be deemed to have assigned, to BEN all right title and interest in and to the Improvements. Reseller shall execute and deliver, and shall cause its personnel, contractors, sub-contractors and advisors to execute and deliver, without additional compensation (provided that BEN prepares the applicable documents at its cost and expense), (i) such documents and instruments as BEN may reasonably request to transfer and assign to BEN all right, title and interest in the Improvements; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for BEN to secure and enforce such rights.

2.12 Suggestions. From time to time Reseller may provide BEN with suggestions, enhancement requests, recommendations or other feedback relating to the Services (“Suggestions”). BEN shall own all right, title and interest in and to any Suggestions, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein (collectively, “Suggestions”). Reseller hereby assigns, and upon creation shall be deemed to have assigned, to BEN all right title and interest in and to the Suggestions. Reseller shall execute and deliver, and shall cause its personnel to execute and deliver, without additional compensation (provided that BEN prepares the applicable documents at its cost and expense), (i) such documents and instruments as BEN may reasonably request to transfer and assign to BEN all right, title and interest in the Suggestions; and (ii) any and all applications or registrations for patents, copyrights and other intellectual property rights and any other instruments deemed necessary or appropriate for BEN to secure and enforce such rights.

2.13 Non-Competition. During the Initial Term, Reseller shall not: (a) directly or indirectly market, promote, or solicit customers or subscriptions for, supply, sell or re- sell any product or service in competition with the Services; (b) have any controlling interest in any entity that markets, promotes, sells or provides any product or service in competition with the Services; (c) enter into any agreements with any provider to resell, redistribute, sub-license or otherwise commercialize any product or service that competes with the Services; or (d) display on its website or elsewhere any advertising or marketing materials of any provider of any product or service that competes with the Services. The parties acknowledge the need for each Customer to have continuity of service beyond such Customer’s subscription period; accordingly, if either party gives timely written notice of non-renewal, then upon such notice Reseller may market to such Customers subscriptions for products or services in competition with the Services, for the period of time following such Customer’s subscription period.

2.14 Reseller’s Use of Agents and Subcontractors. Reseller may, without the prior written consent of BEN, appoint Reseller Agents to market, promote and/or re-sell the Services within the Territory, provided that Reseller shall continue to be responsible for all of its duties and obligations under this Agreement and for any acts or omissions of any of its Reseller Agents, and any acts or omissions of any of its Reseller Agents shall be attributed to Reseller, and Reseller shall: (a) be liable to BEN for all

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losses, costs, damages and expenses of whatsoever nature, that BEN may sustain or incur as a result or in connection with any act or omission of any Reseller Agent, and (b) indemnify BEN, its officers, directors, employees, agents and Affiliates (including their officers, directors, employees, and agents) from and against any and all actions, causes of action, claims and demands of whatsoever nature caused by, arising directly or indirectly out of, or in connection with any acts or omissions of any Reseller Agent.

2.15 Professional Services. Upon execution of an SOW by the parties and subject to the terms and conditions set forth in Schedule A, Reseller may retain BEN to provide Professional Services (including the development of Deliverables) for Reseller, all as described in such SOW. If Reseller submits a purchase order for Professional Services, such order shall not be binding upon BEN until accepted by BEN. BEN shall respond to each such order submitted by Reseller within five (5) business days following receipt thereof. Once an order has been accepted, it shall be subject to the terms and conditions of this Agreement (such terms superseding any and all pre-printed terms and/or conditions within such order).

2.16 Customer and Reseller Data. BEN shall have the non-exclusive, irrevocable, perpetual, royalty-free, sublicensable and transferable right to use the Customer Data and Reseller Data to provide the Services in accordance with this Agreement, to improve the Services and to train and improve the software and artificial intelligence models used by BEN in its business, and Reseller shall obtain such rights from its Customers for the benefit of BEN. Subject to the rights granted to BEN pursuant to this Agreement, BEN acquires no right, title or interest (i) from Reseller in or to any Reseller Data or (ii) from any Customers in or to Customer Data, including in each instance any intellectual property rights therein. Notwithstanding the foregoing, the Parties will work together to expand the rights for BEN to use the Customer Data to the extent permitted by applicable law. Moreover, to the extent Reseller obtains broader rights in the Customer Data than are granted to BEN in this Agreement, such broader rights shall be deemed to have been automatically granted to BEN hereunder.

2.17 Marketing Alignment. Reseller shall provide BEN with a monthly report on its sales pipeline, including, without limitation, a list of its then-current targeted potential Customers, details regarding the engagement and status with potential Customers, and any other information typically generated regarding sales pipeline efforts.

2.18 Trademarks. BEN hereby grants Reseller during the Term of this Agreement a nonexclusive, nontransferable, non-sublicensable, royalty-free license to use BEN’s trademarks and associated logos, including the name “BEN Auto” (or similar name agreed between the parties) (collectively, “Marks”) solely in connection with the marketing and sale of the Services. Any use of

Marks shall be in accordance with BEN’s trademark usage policies, with proper markings and legends, and subject to BEN’s prior written approval in each case. Accordingly, Reseller shall provide BEN with copies of all marketing materials regarding the Services before they are distributed, and shall not use or distribute any such materials without BEN’s approval. BEN may withdraw any approval of any use of its Marks at any time in its sole discretion, although no such withdrawal shall require the recall of any previously published or distributed materials that was approved by BEN. Reseller shall reasonably cooperate with BEN in facilitating BEN’s monitoring and control of the nature and quality of products and services bearing the Marks, and shall supply BEN with specimens of Reseller’s use of the Marks upon request. If BEN notifies Reseller that Reseller’s use of the Marks is not in compliance with BEN’s trademark policies or is otherwise deficient, then Reseller shall promptly comply with such policies or otherwise as reasonably directed by BEN. Reseller shall not make any express or implied statement or suggestion, or use the other Marks in any manner, that dilutes, tarnishes, degrades, disparages or otherwise reflects adversely on BEN or its business, products or services. Reseller acknowledges that the Marks are and shall remain owned by BEN. Reseller shall not gain any right, title or interest with respect to the Marks by use thereof, and all rights and goodwill associated with the Marks shall inure to the benefit of BEN.

3 SERVICES SETUP AND OPERATION

3.1 Launch of the Services with Reseller. Upon execution of this Agreement, the parties will co-operate and use commercially reasonable efforts to integrate the Services with any Reseller software or infrastructure with which the Services need to interact in order to allow the Services to be marketed by Reseller to Customers in the Field in the Territory. Once the Services have been integrated with Reseller’s software or infrastructure and the parties agree that the integrated Services are of a reasonable quality (having regard to similar commercial offerings), the Reseller shall be entitled to begin reselling the Services to Customers in the Field in the Territory.

3.2 Support. BEN shall provide basic support for the Services to Reseller at no additional charge, and shall provide upgraded support for the Services to Reseller if purchased separately by Reseller. Reseller shall be responsible for providing First Line Support to Customers and Users of the Services. For the purposes of this Agreement, “First Line Support” means (i) fielding each initial call on a Services problem or other inquiry from a Customer or User; (ii) generating and issuing a trouble ticket containing a reference/tracking number to the Customer or User (i.e., provision of a Reseller support number to the Customer or User); (iii) to the extent reasonably possible, identifying the problem or performance deficiency in the Services; (iv) by reference to only a troubleshooting guide that may be provided by BEN, attempted resolution of the problem; (v) where such problem has not been resolved, preparation of an error

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notification in relation to the problem or performance deficiency; (vi) managing communications and expectations with the Customer and/or User until the problem is referred to BEN; and (vii) escalating the error notification to BEN. Under no circumstances will BEN be obliged to deal directly with a Customer or User.

3.3 White Labelling. If mutually agreed by the parties in writing, BEN shall brand the Services with Reseller-specific branding prior to making the Services available for re-sale by Reseller. The Services shall also be branded with “powered by BEN” marks and logos as specified by BEN. The Services shall in all cases retain any relevant patent, copyright and/or other intellectual property notices as may be determined to be appropriate by BEN. Reseller shall provide, in softcopy/electronic format as reasonably specified by BEN, the Reseller-specific branding to be used to white-label the Services. BEN shall provide Reseller with access to the white-labeled Services to review prior to making any production versions of the white-labeled Services commercially available for re-sale by Reseller. Reseller shall use commercially reasonable efforts to promptly review the white-labeled Services. The Reseller-specific branding will be applied to the Services by BEN for the fees specified in the applicable SOW for such Professional Services. BEN shall only use any Reseller-specific branding materials provided to BEN for the purposes of re-branding the Services as contemplated in this Section 3.3 and for the operation of the white-labeled Services. Except for the foregoing limited rights, Reseller shall retain all right, title and interest in the Reseller-specific branding provided to BEN.

3.4 Acquisition of Non-BEN Products and Services. BEN or third parties may from time to time make available to Reseller third-party products or services, including but not limited to Non-BEN Applications and implementation, customization and other consulting services. Any acquisition by Reseller of such non-BEN products or services, and any exchange of data between Reseller or its Customers and any non-BEN provider, is solely between Reseller or the applicable Customer, as the case may be, and the applicable non-BEN provider. BEN does not warrant or support non-BEN products or services, whether or not they are designated by BEN as “certified” or otherwise, except as specified in an Order Form.

3.5 Non-BEN Applications and Customer and Reseller Data. If Reseller or any of its Customers installs or enables Non-BEN Applications for use with the Services, Reseller acknowledges that BEN may allow providers of those Non-BEN Applications to access Customer Data and Reseller Data as required for the interoperation of such Non-BEN Applications with the Services. BEN shall not be responsible for any disclosure, modification or deletion of any Customer Data and Reseller Data resulting from any such access by Non-BEN application providers. The Services shall allow Customers to restrict such access by restricting Customer users from installing or enabling such Non- BEN applications for use with the Services.

3.6 Integration with Non-BEN Services. The Services may contain features designed to interoperate with Non-BEN Applications. To use such features, Reseller and Customers may be required to obtain access to such Non-BEN Applications from their providers. If the provider of any such Non-BEN application ceases to make the Non-BEN application available for interoperation with the corresponding Service features on reasonable terms, BEN may cease providing such Service features without entitling Reseller or any Customers to any refund, credit, or other compensation.

3.7 BEN Protection of Customer Data. BEN shall maintain commercially reasonable administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of Customer Data. BEN will abide by all applicable State and Federal laws including, to the extent applicable, the Gramm Leach Bliley Act and the Federal Trade Commission “Safeguards Rule.” BEN will work with Reseller in countries where the Services could be deployed to abide by that particular country’s laws regarding consumer information. BEN will be SOC2 Type 1 compliant no later than December 31, 2023.

3.8 Reseller Responsibilities. Reseller shall (i) be responsible for Customers’ and Users’ compliance with BEN’s policies and procedures applicable to the Services; (ii) be responsible for the accuracy, quality and legality of the Customer Data and of the means by which it was acquired. Reseller shall not: (a) make the Services available to anyone other than Customer and Users; (b) sell, resell, rent or lease the Services outside the Field; (c) use the Services to store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third-party privacy rights; (d) use the Services to store or transmit Malicious Code; (e) interfere with or disrupt the integrity or performance of the Services or third- party data contained therein; or (f) attempt to gain unauthorized access to the Services or their related systems or networks. Reseller shall, solely at its own cost, employ experienced salespeople who are knowledgeable concerning the functions and advantages of the Services and experienced technical personnel who are knowledgeable concerning the functions, specifications and advantages of the Services.

3.9 Usage Limitations. If BEN opts to impose Services limitations on all customers, such as but not limited to disk storage space and application programming interface calls, BEN will use commercially reasonable efforts to provide at least three (3) months written notice of such limitations to Reseller.

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4 PAYMENT TERMS AND TAXES

4.1 Stock Issuance. Immediately prior to the consummation of BEN’s contemplated business combination with DHC Acquisition Corp. (the “Merger”) pursuant to that certain Business Combination Agreement and Plan of Reorganization (the “BCA”) to be entered with DHC Acquisition Corp. (“DHCA”), BEN Merger Subsidiary Corp., and, solely with respect to certain provisions thereto, DHC Sponsor, LLC, BEN will issue a number of shares of its common stock to Reseller which shall, pursuant to the terms and subject to the conditions set forth in the BCA, convert into shares of DHCA common stock upon the effectiveness of the Merger that have an initial aggregate value of $17.5 million (based on a price of $10.00 per share of DHCA common stock).

4.2 Earnout. The Parties have agreed, subject to the consummation of the Merger, to a milestone-based earnout incentive plan as provided in the attached Schedule B.

4.3 Customer Pricing and Responsibility. All fees, rates or charges charged by Reseller to Customers for the Services shall be determined mutually between Reseller and BEN. BEN shall have no responsibility for billing or collecting such fees or any other amounts from Customers. Reseller is solely responsible for payment to BEN for all Fees for the Services re-sold to Customers. In connection with such activities, Reseller will act in all respects for its own account and will be responsible for such matters as credit verification, deposits, billing, collection, bad debts and any unauthorized use of the Services by or on behalf of Customers. BEN is obligated only to Reseller, with which it is in privity of contract, and not to Customers, with whom BEN is not in privity of contract. Customers are not to be deemed third-party beneficiaries of this Agreement.

4.4 Fees. Reseller shall pay BEN fifty percent (50%) of all amounts collected from Customers for the Services and any products and services sold/leased/licensed to Customers in connection with or related to the Services.

4.5 Payment Terms. Reseller will Pay BEN the Fees within ten (10) days following the end of the calendar month in which Reseller collected invoiced amounts, in whole or in party, from the Customer(s). All amounts are payable in United States dollars unless mutually agreed to in writing by the parties. Any amounts not paid when due shall accrue interest at the lesser of one and one half percent (1.5%) per month (19.57% annually) or the maximum rate allowed by law.

4.6 Record Retention and Audit. Reseller will maintain and retain records and supporting documentation sufficient to support and evidence the amounts payable under this Agreement during the Term and for one (1) year thereafter. BEN may audit Reseller’s records and supporting documentation for the purposes of verifying the accuracy of all Fees paid hereunder and for the purposes of verifying Reseller’s compliance with the terms and conditions of this Agreement. These audits may be conducted no more than once per year during the Term. If an audit demonstrates that Reseller’s payments for the audited period were not correct, Reseller will pay BEN the unpaid amount within thirty (30) days following the final determination of the amount payable and, if the underpayment for the period under audit is five percent (5%) or greater, then Reseller shall also pay BEN for the reasonable costs of such audit. With respect to any audits conducted pursuant to this Section, Reseller will reasonably cooperate with BEN. BEN will give Reseller reasonable prior notice of an audit and conduct such audits during normal business hours in a manner designed to minimize disruption to Reseller’s business. Unless otherwise agreed to in writing by the Parties, Reseller will deliver information or documentation that is reasonably requested in conjunction with an audit within ten (10) business days of request for such information or documentation. Audits may be conducted by BEN or a certified public accountant. Notwithstanding anything to the contrary in this Agreement, in the event that Reseller breaches this Section, in addition to all other remedies available to BEN, Reseller shall reimburse BEN for its reasonable legal fees incurred to enforce Reseller’s obligations under this Section.

4.7 Suspension of Services. If any amount owing by Reseller under this or any other agreement for the Services is thirty (30) or more days overdue, BEN may, without limiting BEN’s other rights and remedies, suspend provision of the Services to Reseller and the Customers until such amounts are paid in full. BEN will give Reseller at least fifteen (15) days prior notice that its account is overdue, before suspending the Services.

4.8 Taxes. Unless otherwise stated, the Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, goods and services, harmonized, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). Reseller is responsible for paying all Taxes associated with its sales of the Services. For clarity, BEN is solely responsible for taxes assessable against BEN based on its income, property and employees.

5 CONFIDENTIALITY

5.1 Definition of Confidential Information. “Confidential Information” means any and all information disclosed by either party to the other which is marked “confidential” or “proprietary”, or which the recipient knows or has reason to know is regarded by the disclosing party as such, including oral information. “Confidential Information” does not include any information that the receiving party can demonstrate by its written records: (a) was known to it prior to its disclosure hereunder by the disclosing party; (b) is or becomes known through no wrongful act of the receiving party; (c) has been rightfully received from a third party authorized to make such a disclosure; (d) is independently developed by the receiving party; (e) has been approved for release with the disclosing party’s prior written authorization; or (f) has been disclosed by court order or as otherwise required by law, provided that the party required to disclose the information provides prompt advance notice to enable the other party to seek a protective order or otherwise prevent such disclosure.

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5.2 Obligation. Neither party will use any Confidential Information of the disclosing party except as necessary to exercise its rights or perform its obligations pursuant to this Agreement or as expressly authorized in writing by the other party. Each party shall use the same degree of care to protect the disclosing party’s Confidential Information as it uses to protect its own confidential information of like nature, but in no circumstances less than reasonable care. Neither party shall disclose the other party’s Confidential Information to any person or entity other than its officers, employees, consultants and legal advisors who need access to such Confidential Information in order to effect the intent of the Agreement and who have entered into written confidentiality agreements with it as least as restrictive as those in this Section 5. Upon any termination of this Agreement, the receiving party will promptly return to the disclosing party or destroy, at the disclosing party’s option, all of the disclosing party’s Confidential Information.

5.3 Injunctive Relief. Each party acknowledges that due to the unique nature of the other party’s Confidential Information, the disclosing party may not have an adequate remedy in money or damages in the event of any unauthorized use or disclosure of its Confidential Information. In addition to any other remedies that may be available in law, in equity or otherwise, the disclosing party shall be entitled to seek injunctive relief to prevent such unauthorized use or disclosure.

5.4 Other Exemptions. Notwithstanding the foregoing provisions in this Section 5, the parties may disclose this Agreement: (i) as otherwise required by law or the rules of any stock exchange or over-the-counter trading system provided that reasonable measures are used to preserve the confidentiality of this Agreement, (ii) in confidence to legal counsel, (iii) in connection with the requirements of a public offering or securities filing provided reasonable measures are used to obtain confidential treatment for the proposed disclosure, to the extent such treatment is available, (iv) in connection with the enforcement of this Agreement or any rights under this Agreement, provided that reasonable measures are used to preserve the confidentiality of this Agreement, (v) in confidence, to auditors, accountants, and their advisors, (vi) in confidence, in connection with a change of control or potential change of control of a party or an Affiliate of a party, provided that reasonable measures are used to preserve the confidentiality of this Agreement. For any legally compelled disclosure or disclosure pursuant to a court, regulatory, or securities filing, the parties shall reasonably cooperate to limit disclosure.

5.5 Compelled Disclosure. If a receiving party is compelled by law to disclose Confidential Information of a disclosing party, it shall provide the disclosing party with prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at the disclosing party’s cost, if the disclosing party wishes to contest the disclosure.

5.6 Securities Compliance. Reseller (i) is aware that BEN or an Affiliate may become a reporting company under the Securities Exchange Act of 1934, as amended (the “Act”), and that the United States securities laws prohibit any person who has material, non-public information about a public company from purchasing or selling securities of that company, or from communication of that information to any person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell those securities, (ii) is familiar with the Act, and (iii) shall not use, nor cause any third party to use, any information relating to this Agreement in contravention of the Act.

6 WARRANTIES AND DISCLAIMERS

6.1 Warranties. Each party warrants to the other party that: (i) such party is a business duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation; (ii) such party has all requisite corporate power, financial capacity, and authority to execute, deliver, and perform its obligations under this Agreement; (iii) the execution, delivery, and performance of this Agreement constitutes the legal, valid, and binding agreement of such party; (iv) as of the Effective Date, there is no outstanding litigation, arbitrated matter or other dispute to which such party is a party, which, if decided unfavorably to it, would reasonably be expected to have a potential or actual material adverse effect on such party’s ability to fulfill its obligations under this Agreement; and (v) no consent, approval or withholding of objection is required from any entity, including any governmental authority, with respect to such party’s entering into this Agreement. BEN warrants that (vi) the Services shall perform materially in accordance with its documentation, and (vii) subject to Sections 3.4 and 3.6, the functionality of the Services will not be materially decreased. For any breach of a warranty in (vi) or (vii) above, Reseller’s exclusive remedy shall be to request that BEN use commercially reasonable efforts to correct the non-conformity.

6.2 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 6, THE SERVICES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS, WARRANTIES AND/OR CONDITIONS OF ANY KIND. EACH PARTY AND ITS LICENSORS AND/OR SUPPLIERS MAKE NO OTHER REPRESENTATIONS AND GIVE NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING THE SERVICES PROVIDED UNDER THIS AGREEMENT AND

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EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS, WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, NON-INFRINGEMENT, DURABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE. ADDITIONALLY, RESELLER ACKNOWLEDGES THAT BEN AUTO DOES NOT REPRESENT OR WARRANT OR PROVIDE ANY CONDITIONS THAT THE SERVICES WILL BE ERROR-FREE OR WORK WITHOUT INTERRUPTIONS.

7 INDEMNITY

7.1 BEN IP Indemnity. BEN shall defend and/or settle at its expense, any claims, actions or proceedings against Reseller to the extent arising out of or relating to any misappropriation or infringement by the Services and/or any Professional Services of any third party’s proprietary or intellectual property right (“Reseller Claims”), and BEN shall pay all damages finally awarded by a court of competent jurisdiction to such third party against Reseller, or any settlement amounts agreed by BEN in writing; subject to the conditions that, Reseller shall notify BEN promptly of any Reseller Claims, permit BEN to control the defense and settlement of such Reseller Claims (provided that Reseller may participate with counsel of its own choosing, at its own expense), and assist BEN, at BEN’s expense, in defending or settling such Reseller Claims. BEN shall not be liable for any settlement amounts entered into by Reseller without BEN’s prior written approval. If BEN has reason to believe that it would be subject to an injunction or continuing damages based on the Services, then BEN shall be entitled to either modify the Services to make the Services non-infringing and/or remove the misappropriated material, replace the Services or portion thereof with a service or materials that provide substantially the same functionality or information, or, if neither of the foregoing is commercially practicable, require Reseller and the Customers to cease reselling, receiving and/or using the Services, as the case may be, and refund to Reseller (a) a pro-rata portion of any one (1) time Fees (based on a three (3) year, straight-line depreciation schedule from the date of payment), and any Fees that have been pre-paid by Reseller but are unused. The foregoing notwithstanding, BEN shall have no liability for a claim of infringement or misappropriation to the extent (i) caused by the combination of Services with any other service, software, data or products not provided by BEN, which claim would have been avoided if the Services had not been so combined; or (ii) directly attributable to the use of any material provided by Reseller or any Customers; or (iii) caused by any breach by Reseller of this Agreement or by any Customers of any Services policies and/or procedures. THE FOREGOING IS BEN AUTO’S SOLE AND EXCLUSIVE LIABILITY, AND RESELLER’S SOLE AND EXCLUSIVE REMEDY FOR ANY INFRINGEMENT OR MISAPPROPRIATION OF ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

7.2 Reseller Indemnity. Reseller shall defend and/or settle at its expense, any claims, actions or proceedings against BEN and its Affiliates and its and their officers, directors, employees and contractors (the “BEN Indemnified Parties”) to the extent arising out of or relating to (a) bodily injury or damage to tangible or real property, including death, caused by or arising out of any negligent act or omission of Reseller or any of its Affiliates or any of its or their officers, directors, employees, contractors or agents; (b) the provision, use or failure of any product or service provided by Reseller; (c) any representations or warranties made by Reseller in respect to the Services or any portions thereof beyond those authorized in this Agreement; (d) any infringement or misappropriation of any intellectual property or other rights by any Customer Data; or (e) any violation of any law or regulation by Reseller or any of its Affiliates or any of its or their officers, directors, employees, contractors or agents (“BEN Claims”), and Reseller shall pay all damages finally awarded by a court of competent jurisdiction to such third party against any of the BEN Indemnified Parties, or any settlement amounts agreed by Reseller in writing. The indemnification obligation of Reseller set forth in this Section 7.2 is subject to the conditions that, BEN shall notify Reseller promptly of any BEN Claims, permit Reseller to control the defense and settlement of such BEN Claims (provided that BEN may participate with counsel of its own choosing, at its own expense), and assist Reseller, at Reseller’s expense, in defending or settling such BEN Claims. Reseller shall not be liable for any settlement amounts entered into by BEN without Reseller’s prior written approval.

8 TERM AND TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and shall continue in effect for an initial term of five (5) years (such initial term referred to in this Agreement as the “Initial Term”). For the avoidance of doubt, this Agreement and the Initial Term shall survive in the event a third party acquires or merges with BEN. Following the Initial Term of this Agreement, this Agreement shall be automatically renewed on the anniversary of the Effective Date for additional one (1) year renewal terms (any such subsequent renewal terms referred to in this Agreement as a “Renewal Term”), unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the end of the Initial Term or any Renewal Term hereof. Collectively, the Initial Term and any subsequent Renewal Terms shall constitute the “Term”. Notwithstanding Section 2.1 hereof, the exclusive nature of the appointment of Reseller under this Agreement shall terminate upon the end of the Initial Term, whereafter such Initial Term such appointment shall be on a non-exclusive basis.

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8.2 Termination. This Agreement may be terminated as follows: (a) if Reseller fails to make any payment due hereunder within thirty (30) days after receiving written notice from BEN that such payment is delinquent, BEN may terminate this Agreement on written notice to Reseller at any time following the end of such period; (b) if either party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period; and (c) if either party becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due) or makes an assignment for the benefit of creditors, then the other party may terminate this Agreement immediately upon notice.

8.3 Survival. The following sections shall survive the termination or expiration of this Agreement for any reason: 1, 2.10, 2.11, 2.12, 2.16, 4, 5, 7, 8.3, 8.4, 8.5, 9, 10 and any payment obligations incurred prior to the expiration or termination of this Agreement.

8.4 Effect of Termination. Upon expiration or termination of this Agreement, Reseller shall cease all use of the Services, and shall promptly return all copies of the documentation for the Services to BEN or else destroy those copies and provide assurances (signed by an officer of Reseller) to BEN that it has done so.

8.5 Rights upon Termination. Termination is not an exclusive remedy and is in addition to other rights or remedies that may be available. Upon any termination for cause by Reseller, BEN shall refund Reseller any prepaid Fees covering the remainder of the term of all subscriptions after the effective date of termination. Upon any termination for cause by BEN, Reseller shall pay any unpaid Fees. In no event shall any expiration or termination relieve Reseller of the obligation to pay any Fees payable to BEN. Following termination, and for any Customers to whom Reseller has sold subscriptions for the Services during the Term, BEN will continue to provide Services for such Customers for the remainder of their then-current subscription period (as of the effective date of termination of expiration of this Agreement) subject to payment of the applicable Fees for such Customers and subject to Reseller’s continued compliance with the terms and conditions of this Agreement, which shall continue in respect to such Customers. It is agreed between both the parties that once the Reseller has sold a subscription for the Services to a Customer during the Term with a duration longer than the Term (which shall require the written approval of BEN) and this Agreement terminates in accordance with its terms, the Services for any such Customer shall continue with both parties continuing to provide services to such Customer in the manner prescribed in this Agreement.

9 LIMITATION OF LIABILITY

9.1 WITH THE EXCEPTION OF A PARTY’S OBLIGATION TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT AND EACH PARTY’S CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY, OR ITS LICENSORS OR SUPPLIERS BY VIRTUE OF THIS AGREEMENT, HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIMITATIONS SET FORTH IN THIS SECTION 9 DO NOT APPLY TO ANY INFRINGEMENT OR MISAPPROPRIATION BY EITHER PARTY OR ITS CONTRACTORS OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT SHALL BEN AUTO, ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR SUPPLIERS BE LIABLE TO RESELLER FOR MORE THAN THE AMOUNT OF ANY ACTUAL DIRECT DAMAGES UP TO THE GREATER OF U.S. $100,000.00 (OR EQUIVALENT IN LOCAL CURRENCY) OR THE FEES FOR THE SERVICES THAT ARE THE SUBJECT OF THE CLAIM, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THE PARTIES AGREE THAT THIS SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10 GENERAL

10.1 Invoices. The terms, provisions or conditions of any purchase order or other business form or written authorization used by either party will have no effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of the receiving party to object to those terms, provisions or conditions.

10.2 Marketing Activities. Following the execution of this Agreement, the parties may issue a joint press release highlighting the relationship contemplated by this Agreement. Notwithstanding the foregoing, neither party will publish a press announcement related to this Agreement without prior written consent of the other party.

10.3 Assignment. Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, BEN may assign this Agreement in connection with any merger or acquisition or sale of all or substantially all of BEN’s or any of its Affiliates’ assets or stock. Such assignment will not in any

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event relieve the assignor of any obligations that accrue under this Agreement prior to any such assignment. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.3 shall be null and void.

10.4 For the Term of this Agreement, in the event Reseller or a party directly or indirectly controlling Reseller, proposes to enter into a sale or other transfer of a controlling interest in such entity, or a sale of all or substantially all of its assets (a “Proposed Sale”) to a Qualified Purchaser (as defined below), in each case, pursuant to a transaction or series of related transactions, BEN shall have the right, but not the obligation, to purchase such controlling interest or such assets, as applicable, at the same purchase price and on substantially similar terms and conditions as the Proposed Sale (the “Right of First Refusal”). BEN shall have 30 business days after receipt of notice of the Proposed Sale (which such notice shall be promptly delivered by Reseller to BEN following receipt of a bona fide offer for such Proposed Seller) to elect to exercise the Right of First Refusal. For the Term of this Agreement, Reseller and each party directly or indirectly controlling Reseller shall be prohibited from consummating a Proposed Sale prior to Reseller achieving the Earnout as set forth above in Section 4.2, or with a person or entity that is not a Qualified Purchaser without the express written consent of BEN, which consent may be provided or withheld in its sole discretion. Any consummation of a Proposed Sale in contravention of this Agreement shall be void ab initio. For purposes of this Agreement, a “Qualified Purchaser” shall be any person or entity that is not engaged in the development, licensing, sale, use, provision or monetization of artificial intelligence applications in the Field.

10.5 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

10.6 Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by the laws of the state of Texas, without regard to its conflict of law principles. The parties irrevocably agree to the exclusive jurisdiction of the state and Federal courts in Dallas County, Texas. No choice of laws rules of any jurisdiction shall apply to this Agreement. Each of the parties irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding and any other substantive or procedural rights or remedies it may have with respect to the maintenance of any such action or proceeding in any such forum. The application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement is expressly excluded. The parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only.

10.7 Compliance with Laws. Each party shall comply with all applicable laws and regulations regarding the general conduct of business including without limitation all relevant anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act. Reseller agrees to fully comply with all export, re-export and import restrictions and regulations of all agencies and/or authorities of any applicable countries.

10.8 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and delivered to the addresses set forth above. Notice shall be considered delivered and effective on the earlier of actual receipt or one day following dispatch registered overnight carrier (such as FedEx or UPS). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be specified by either party to the other in a notice in accordance with this Section 10.7.

10.9 Independent Contractors. The parties are independent contractors. This Agreement does not create a legal partnership (notwithstanding any use of the term “partner” by the parties, which if used is meant only to convey a spirit of cooperation between the parties), or a joint venture, agency, employee/employer relationship, or franchisee/franchisor relationship between the parties. Neither party shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

10.10 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

10.11 Force Majeure. Except for each party’s obligations to pay money, neither party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, wars, pandemics, terrorism, communication failures, strikes or shortages of materials.

10.12 Headings and References. The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

10.13 Counterparts. This Agreement may be executed in counterparts, both of which, when taken together, shall constitute a signed agreement binding upon the parties. Delivery of a signed counterpart of this Agreement by facsimile transmission, in paper copy by courier or regular mail or as an email attachment in PDF format shall constitute valid and sufficient delivery thereof.

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10.14 BEN Affiliates. BEN may use one or more Affiliates to perform its obligations under this Agreement, provided that such use will not affect BEN’s obligations hereunder.

10.15 Complete Understanding. This Agreement, including all Order Forms, Statements of Work and Schedules, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

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IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

Acknowledged and Agreed to:

AFG Companies, Inc.	Brand Engagement Network Inc.

Signature: /s/ Wright Brewer	Signature: /s/ Tyler Luck

Name: Wright Brewer	Name: Tyler Luck

Title: Authorized Signatory	Title: Authorized Signatory

Date: August 19, 2023	Date: August 19, 2023

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SCHEDULE A

PROFESSIONAL SERVICES TERMS AND CONDITIONS

The following terms and conditions are incorporated into the Agreement. Capitalized words not defined in this Schedule shall have the meaning ascribed to such words in the Agreement.

BEN is willing to provide Professional Services (including the development of Deliverables) on a time and materials or fixed price basis according to the terms and conditions set forth in this Schedule A or such other form as the parties may agree in writing. The price to be paid by Reseller for Professional Services (including the development of Deliverables) shall be no less favorable than the price charged by BEN to any third parties. Such Professional Services may include: instruction and training on the use of BEN products and services; installation, configuration, maintenance and testing of BEN products and services; evaluation, design and implementation of system architectures; business and network planning; and custom software development.

1. General. All Professional Services to be performed and Deliverables to be developed by BEN at Reseller’s request shall be described in a Statement of Work, in the form attached as Appendix A to this Schedule A. Upon execution by authorized representatives of each party, each Statement of Work shall become a part of the Agreement. Each Statement of Work will incorporate the terms and conditions of this Schedule A. In the event of a conflict between (a) the Statement of Work and (b) this Schedule A or the Agreement, this Schedule A or the Agreement, as the case may be, shall prevail.

2. BEN’s Obligations. BEN shall perform Professional Services and develop Deliverables for Reseller as described in any Statements of Work agreed to by the parties. BEN shall perform such Professional Services and develop Deliverables in a reasonable, professional and workmanlike manner in keeping with industry standards and practices. BEN shall be entitled, in its sole discretion, to determine the method and means for performing the Professional Services and developing the Deliverables. Reseller acknowledges and agrees that BEN may retain the services of independent consultants (“Subcontractors”) from time to time to perform, or to assist BEN in performing the Professional Services and developing the Deliverables under this Schedule A or a Statement of Work. BEN personnel or Subcontractors shall remain under the direction and control of BEN. BEN shall in the performance of any Professional Services and development of any Deliverables use reasonable efforts to comply with all Reseller procedures and rules which have been communicated to BEN in writing. BEN shall be responsible for developing the BEN core products that are used to provide the Services at no additional expense to Reseller. Any customizations to the BEN core products after the Parties have agreed to the core products shall be considered Professional Services.

3. Reseller Obligations. Reseller acknowledges and agrees that performance of Professional Services is heavily dependent upon information and responses to be provided by Reseller. Accordingly, in addition to any specific responsibilities set out in the SOW, Reseller shall: (i) provide the appropriate and necessary resources, and timely and accurate information and documentation, as reasonably required by BEN, to allow BEN to perform the Professional Services and develop the Deliverables; (ii) carry out reviews and respond to requests for approval and information on a timely basis; (iii) ensure that BEN has available to it, the personnel familiar with Reseller’s requirements and with the expertise necessary to permit BEN to undertake and complete the Professional Services; and (iv) make available to BEN all equipment, material, information, data, network access and/or facilities that BEN may reasonably require to carry out its obligations. Reseller acknowledges that any delay on its part in the performance of its obligations may have an impact on BEN’s performance of its activities under this Agreement or under any Statement of Work, and BEN shall not be liable for any delay to the extent caused by Reseller’s failure to fulfill any of its requirements under the Agreement, this Schedule A and/or any SOW. If the Professional Services are performed on Reseller premises or if BEN needs to attend at Reseller premises for the development of the Deliverables, Reseller shall provide to BEN such workspace, computers, equipment and software as is reasonably required by BEN for the performance of the Professional Services and the development of the Deliverables. Reseller shall be responsible for assisting BEN in the development of BEN core products that are used to provide the Services at its own expense. Any customizations to the BEN core products after the parties have agreed to the original core products shall be considered Professional Services, and Reseller shall not charge BEN for any such Professional Services. Reseller shall use its reasonable best efforts to work with BEN to develop BEN core products.

Reseller shall designate a Project Management Contact for the purposes of communication with BEN. The Project Management Contact shall be the primary point of contact for Reseller with BEN for matters relating to the provision of Professional Services and development of Deliverables.

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4. Price and Payment. Reseller shall pay BEN the fees set forth in the Statement of Work either on a time and materials basis at BEN’s then-current price, or on a fixed price per project basis to be negotiated between the parties and set forth in the applicable SOW. Reseller shall reimburse BEN for all reasonable out of pocket expenses (including travel, lodging and related expenses) incurred by BEN in the performance of any Professional Services or development of any Deliverables, provided that such expenses are approved in advance in writing by Reseller. The fees for Professional Services and development of Deliverables shall exclude all applicable federal, state, provincial, value-added, goods and services, harmonized and local taxes (other than taxes on BEN’s net income).

Unless otherwise specified in the Statement of Work, BEN shall invoice Reseller for fees for Professional Services and development of Deliverables provided pursuant to this Agreement or a Statement of Work on a monthly basis. All such fees shall be paid within thirty (30) days of the date of the invoice.

5. Term and Termination. This Schedule A shall remain in effect only during the Term of the Agreement. Unless provided otherwise in a Statement of Work, Reseller may terminate a Statement of Work without cause upon thirty (30) days prior written notice to BEN. Unless provided otherwise in a Statement of Work, if Reseller terminates a Statement of Work for convenience, Reseller shall pay BEN the full fee for any Professional Services performed (including all other costs for which BEN has the right to reimbursement) up to the effective date of termination of such Statement of Work, provided that if the fees for any Deliverables are based on identified milestones being achieved by BEN, Reseller shall pay BEN the pro-rated fee for the next scheduled milestone with such pro-rated fee to be determined based on the percentage of time between the commencement of work on such milestone and the effective date of termination. For greater certainty, if the time from the commencement of work on the next milestone to the scheduled achievement date for that milestone is three (3) months, and if the effective date of termination occurs at the two (2) month point in such timeframe, then Reseller shall pay BEN two-thirds of the fee for such milestone.

Each party shall be entitled to immediately terminate a Statement of Work for cause in the event of: (i) the material breach by the other party of its obligations under this Schedule A or a Statement of Work, provided that such material breach is notified to such party and is not cured within thirty (30) days of the date of such notice, (ii) the filing of a bankruptcy petition by or against a party, the filing of an assignment for the benefit of creditors, the appointment of a receiver or trustee, or (iii) the assignment or attempt to assign the Agreement to a third party (except as permitted in the Agreement). In the event of termination for cause, the non-defaulting party may terminate this Schedule A and any Statements of Work hereunder. The non-defaulting party’s right to terminate shall be in addition to any other rights that it may have in law or in equity.

6. Intellectual Property Rights. Except as set forth in the Agreement or otherwise set forth in the relevant Statement of Work, BEN shall own all right, title and interest and all intellectual property rights to any Deliverables created by BEN pursuant to this Schedule A or any Statement of Work hereunder. BEN shall retain all right, title and interest and all intellectual property rights to any and all BEN proprietary information and BEN software (including, without limitation, any modifications to the Services). Subject to payment of the applicable fees set forth in the Statement of Work, BEN grants to Reseller a non-exclusive, non-transferable (except as provided in the Agreement) license to use the Deliverables created pursuant to this Schedule A or any Statement of Work during the term and for the purposes described in the accompanying Statement of Work.

7. Indemnification. Each party shall indemnify and defend the other party against any claims and costs awarded by a court of competent jurisdiction (including reasonable attorney’s fees) arising out of or relating to the other party’s negligence or intentional misconduct where actions result in death or bodily injury to any person or damage to tangible or real property, provided that: (a) the indemnified party gives the indemnifying party prompt notice in writing of each claim received by the indemnified party, (b) the indemnified party gives the indemnifying party the right to control and direct the investigation, defense and settlement of each claim, and (c) the indemnified party has not compromised or settled the claim.

8. Non-Solicitation. Reseller shall not enter into a contract for or of service with an employee of BEN who has been involved with, directly or indirectly, any of the Professional Services or development of any Deliverables hereunder within twelve (12) months of such employee’s last involvement with such Professional Services or Deliverables. Reseller shall be permitted to make generalized employment searches, by advertisements or by engaging firms to conduct searches which are not focused on the employees of BEN.

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Appendix A

Form of Statement of Work

The following is a Statement of Work and Price Estimate for                             .

PROJECT TITLE

PROJECT DESCRIPTION

WORK PLAN SUMMARY

Professional Services Overview

Scope of Work and Deliverables

PROJECT PURPOSE

DELIVERABLES

DELIVERABLE SPECIFICATIONS

PROJECT ASSUMPTIONS

PROFESSIONAL SERVICES SPECIFICATIONS

Milestones

Project Management Contact

PRICE AND PAYMENT

Estimated Price

PROJECT TERM

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IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

Acknowledged and Agreed to:

AFG Companies, Inc.	Brand Engagement Network, Inc.

Signature	Signature

Name	Name

Title	Title

Date	Date

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SCHEDULE B

EARNOUT

Subject to the terms and conditions of this Schedule B, and only upon and at closing of the Merger, BEN shall cause DHCA to issue to Reseller a non-transferrable, unassignable warrant (the “Earnout Warrant”) with the following terms:

(a) the Earnout Warrant shall entitle Reseller to purchase up to 3,750,000 shares of DHCA common stock (the “Warrant Shares”), divided into 11 tranches as set forth in the following table (the “Warrant Tranches”), at a strike price of $10.00 per share. Each Warrant Tranche shall become exercisable if the amount actually paid by Reseller to BEN under this Agreement during an annual period meets or exceeds the corresponding threshold set forth in the following table (the “Earnout Threshold”). The first annual period shall begin on the Effective Date. Each annual period thereafter shall start on an anniversary of the Effective Date. When Reseller satisfies an Earnout Threshold, Reseller shall have three (3) years from the date of the Board determination described below, to exercise the corresponding Warrant Tranche shares.

Warrant Tranche	Earnout Threshold	Warrant Shares on Exercise
A	$18,000,000	190,120
B	$21,000,000	211,318
C	$24,00,0000	234,888
D	$27,000,000	261,086
E	$30,000,000	290,206
F	$33,000,000	322,573
G	$36,000,000	358,551
H	$39,000,000	398,542
I	$42,000,000	442,993
J	$45,000,000	492,402
K	$48,000,000	547,321

Upon the achievement of an Earnout Threshold for the first time, on the day the Board (as defined below) has determined the Earnout Threshold has been achieved (as further described below) for a particular Warrant Tranche, then the corresponding Warrant Tranche shall become exercisable for a three-year period (any three year period, an “Exercise Period”). Any Warrant Tranche that is not exercised, in whole or in part, within the corresponding Exercise Period shall expire and Reseller shall no longer be permitted to exercise such Warrant Tranche.

For the avoidance of doubt and for illustrative purposes only, in the event Reseller pays BEN $30,000,000 in the first annual period, $30,000,000 in the second annual period, and $33,000,000 in the third annual period, then at the end of the first annual period, Reseller shall be entitled to exercise Warrant Tranches A-E to receive aggregate Warrant Shares on exercise of up to 1,187,618 Warrant Shares, until the third anniversary of the date that the Board determines the Earnout Thresholds for Warrant Tranches A-E were met. At the end of the second annual period, Reseller shall not become eligible to exercise any additional Warrant Tranches. At the end of the third annual period Reseller shall become eligible to exercise Warrant Tranche F to receive 322,573 Warrant Shares until the third anniversary of the date that the Board determines the Earnout Threshold for Warrant Tranche F was met.

(b) In the event that any Earnout Threshold is not achieved prior to the earlier of termination of the Agreement or the end of the Initial Term (the “Earnout Expiration Date”), then the corresponding Warrant Tranches shall expire, shall not become exercisable, and all liabilities and obligations hereunder with respect to such Warrant Tranche shall immediately terminate without any further action of the parties. For the avoidance of doubt, the Earnout Expiration Date shall not impact the Exercise Period for Warrant Tranches whose Earnout Threshold was previously met.

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(c) If applicable, the Warrant Shares issuable upon the exercise, and if appropriate exercise price, of each unexpired Warrant Tranche, to the extent such Warrant Tranche has not yet been exercised, shall be equitably adjusted for stock splits, stock dividends and stock combinations and recapitalizations affecting the Warrant Shares.

(d) Whenever any provision hereunder provides that the board of directors of DHCA (the “Board”) is permitted or required to make a decision in its “sole discretion” or “discretion”, any such decision shall be made by a majority of the “Independent Directors” (as determined under applicable stock exchange and SEC rules and regulations) then serving on the Board. For the avoidance of doubt, and notwithstanding anything to the contrary set forth hereunder, the Board will have sole discretion in determining whether an Earnout Threshold has been achieved.

(e) In the event that, prior to the Earnout Expiration Date, (i) BEN (or DHCA) effects a sale (directly or indirectly) of all or substantially all of the assets of BEN to a third party, or (ii) BEN (or DHCA) effects a merger or consolidation or other transaction involving BEN, in each case which results in BEN (or DHCA) being controlled, directly or indirectly, by a third party following the closing of such transaction (a “Triggering Transaction”), then, in each such case, BEN (or DHCA) shall cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Earnout Warrant.

(f) The contractual right of Reseller to exercise the Earnout Warrant upon the achievement of the Target Amounts (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Reseller only the rights of a general creditor under applicable state law), (ii) does not give Reseller any dividend or distribution rights, voting rights, liquidation rights, preemptive rights or other rights common to BEN equityholders and (iii) is not redeemable.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a Warrant Share will be issued, and each person who would otherwise be entitled to a fraction of a Warrant Share (after aggregating all fractional shares of Warrant Shares that otherwise would be received by such person in connection with the exercise of the Earnout Warrant) shall instead have the number of Warrant Shares issued to such person upon exercise of the Earnout Warrant rounded down to the nearest whole Warrant Share.

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Exhibit D

Subscription Agreement

[Attached.]